Exhibit 99.1

FOR IMMEDIATE RELEASE         CONTACT:
                            Media-Kris Sundberg 972-906-8625
                        Investors-Alan McIntyre 972-906-8126


 FLEMING REPORTS 41 PERCENT HIGHER ADJUSTED NET EARNINGS AND
       INCREASED COMPANY SALES FOR THIRD QUARTER 2000
         7.7 Percent Increase in Distribution Sales
     Repositioning Retail Operations into Growth Formats

Dallas, October 18, 2000 - Fleming (NYSE: FLM) announced today a 41 percent increase in third quarter 2000 adjusted net earnings to $15.0 million or $0.37 per share, after adjustments to exclude strategic plan charges and one-time items, compared to $10.6 million or $0.27 per share in the third quarter of 1999. The company previously announced an expected $0.35 per share for the third quarter of 2000.

"We are pleased with our performance in the third quarter and credit our differentiated strategic plan which builds competitive distribution advantage and grows our value retail business," said Mark Hansen, chairman and CEO of Fleming. "Our distribution segment achieved an impressive increase in sales from new and existing customer growth."

The company continues to improve operating margins with the ongoing implementation of its strategic plan including cost reduction initiatives. "We have exceeded our previous earnings guidance and, given the tight market conditions, that's quite an accomplishment," said Hansen.

The company announced earlier this year that it expected adjusted net earnings for the last half of 2000 to be at least 30 percent greater than 1999, or $1.52 per share for the year. The company continues to expect an increase of at least 30 percent for the fourth quarter of 2000 or $0.52 per share for the quarter and $1.54 for the year.

Third quarter 2000 net sales increased to $3.28 billion compared to $3.24 billion for the same period in 1999, a nominal increase mainly due to the offset of lost sales from discontinued retail operations. Distribution segment net sales, however, increased 7.7 percent to $2.59 billion in the third quarter of 2000 versus $2.40 billion in the same period of 1999. The distribution sales growth, the highest gain since second quarter 1995, resulted from new business from independent retailers and other non-traditional retail channels. This growth is especially significant as it occurred while consolidating four and opening two new distribution centers, establishing the new Customer Support and Shared Services Centers and implementing the planned reduction of company owned conventional retail stores.

Adjusted EBITDA for the third quarter 2000 was $106.7 million, or 10.2 percent higher, compared to $96.9 million for the same period last year. Third quarter adjusted EBITDA as a percent of sales was 3.25 percent compared to
2.99 percent in the third quarter of 1999. Adjusted EBITDA is defined as earnings before interest expense, income taxes, depreciation and amortization, equity investment results, LIFO and one-time adjustments (i.e., strategic plan charges).

Strategic plan charges for the third quarter 2000 totaled $101 million pre-tax, including $16 million of cash-related charges and $85 million of non-cash charges, most of which related to the completion of the recent strategic evaluation of the conventional retail stores (see attached Tables). Before giving effect to the adjustments, the company reported a net loss of $45.6 million or $1.17 per share for the third quarter of 2000.


Segment Results for the Quarter
Distribution net sales increased 7.7 percent to $2.59 billion in the third quarter of 2000 compared to $2.40 billion in the same period in the previous year. Operating earnings continued to improve with an increase of 13.1 percent to $79.4 million in the third quarter compared to $70.1 million last year. Operating earnings improved due primarily to higher sales, operating cost reductions and the benefits of distribution center consolidation.

"This is now the fourth consecutive quarter with improved year-over-year distribution sales, which shows continuing momentum from our strategic initiatives in distribution," said Hansen. "Ten distribution center consolidations were completed since the beginning of 1999 with the establishment of high volume, super-regional distribution centers which take advantage of economies of scale and leverage the fixed costs associated with operating a distribution center."

The distribution segment achieved the 2000 goal of adding over $1 billion in gross annualized new business in just three quarters. This is the second year in a row Fleming has exceeded $1 billion in new business added. Expansion of convenience store business has been a significant part of this growth and is supported by the new piece pick distribution facility recently opened near Chicago. A full line case pick distribution facility was also opened in Northeast, Maryland. "This quarters' results are even more impressive considering they reflect the start up costs associated with opening these facilities," said Hansen.
"Our focus on the distribution growth strategy continues to bring favorable results, as evidenced by these sales results."

Retail segment operating earnings were $19.4 million compared to $5.5 million in 1999. Retail segment sales of $693.6 million were down 17.0 percent from last year as a result primarily of the planned divestiture of under-performing and non-strategic stores. Same-store-sales declined by 3.5 percent for the quarter.

Operating expenses for support services of $36.5 million for the third quarter 2000 were higher, compared to 1999, due primarily to the continuing consolidation of accounting, human resources and information technology into the Shared Services Center and the centralization of national procurement functions into the new Customer Support Center. The consolidation and centralization of these functions are reducing system-wide expenses.

Results for Year-To-Date
Net earnings after excluding the strategic plan charges and
one-time items for the first three quarters of 2000 were
$41.0 million, or $1.03 per share compared to $27.9 million
or $0.72 per share for 1999.   On a year-to-date basis,
adjusted net earnings for 2000 were 47 percent higher than in 1999. For the first three quarters of 2000, Fleming reported a net loss of $84.8 million or $2.19 per share, compared to a net loss of $40.9 million or $1.07 per share for the same period last year. Net sales for the first three quarters of 2000 were $11.11 billion compared to $11.05 billion in the same period last year.

Evaluation of Conventional Retail Completed
The review of strategic alternatives for the conventional retail business was substantially completed in the third quarter with the decision to reposition certain retail operations into the Food 4 Less type value retail format. The Rainbow Foods division has shown significant improvements in sales and earnings. Consequently, 38 of these stores will be retained with two converted to the value retail format and three closed. Fleming is in discussions to sell 53 ABCO stores to other retailers and three will be converted to the value retail format. Ten Sentry stores will be converted to the value retail format and steps are being taken to sell the remaining 24 to existing and new distribution customers. The company is continuing to explore alternatives for the 16 Baker's Supermarkets. Fleming expects to retain a substantial level of the distribution business for these operations and expects to receive approximately $100 million in net cash proceeds from the sale of ABCO and Sentry stores.

Additionally, the Minneapolis distribution center will be dedicated to supplying the Rainbow operation, and Minnesota independent retailer customers will be served from the LaCrosse and Superior divisions. "This decision will bring even greater efficiencies of size to the LaCrosse and Superior divisions and allow the Minneapolis division to significantly improve productivity and profitability with reduced SKUs," said Hansen.

Webcast of Third Quarter Results
A teleconference hosted by Mr. Hansen to review third quarter results will be webcast on Wednesday, October 18, 2000 at 10:00 a.m. CDT. Interested participants may listen to the conference call over the internet through Investor Broadcast Networks Vcall website at http//www.vcall.com. To listen to the live call, go to the website at least 15 minutes early to register, download and install any necessary audio software. For those who can not listen to the live broadcast, a replay will be available after the call.

Fleming is an industry leader in distribution and has a growing presence in value retailing. Fleming's primary business is buying and selling merchandise. The company serves approximately 3,000 supermarkets, 3,000 convenience stores and nearly 1,000 supercenters, discount, limited assortment, drug, specialty, e-tailing and other businesses across the country.


This release, including the attached tables, includes statements that (a) predict or forecast future events or results, (b) depend on future events for their accuracy, or
(c) embody projections and assumptions which may prove to have been inaccurate, including expectations for years 2000 and beyond. The projections were not prepared with a view to compliance with the guidelines established by the American Institute of Certified Public Accountants regarding projections. These projections, forward-looking statements and the company's business and prospects are subject to a number of factors which could cause actual results to differ materially, including: adverse effects of the changing industry environment and increased competition, sales declines and loss of customers, disruption caused by implementation of strategic alternatives regarding conventional retail, exposure to litigation and other contingent losses, failure to implement strategic initiatives according to plan or to achieve the expected results of such plan, failure of the company to achieve necessary cost savings, and negative effects of the company's substantial indebtedness and the limitations imposed by restrictive covenants contained in the company's debt instruments. These and other factors are described in the company's periodic reports available from the Securities and Exchange Commission.


                   Fleming Companies, Inc.
                 Recent Achievements in 2000

                        Total Company

o 41% increase in third quarter 2000 adjusted net earnings compared to the previous year, to $0.37 per share, exceeding the $0.35 per share estimate for the quarter.

o Expect to continue at least a 30 % increase in adjusted net earnings for the fourth quarter of 2000, or $0.52 per share for the quarter and $1.54 per share for the year.


Distribution:
o Distribution to new non-traditional customers include:

  o Fleming signed a major contract with a leading convenience food store and gasoline retailer, Clark Retail Enterprises, Inc. Service began to 693 company-operated gasoline and convenience stores. Fleming now serves over 3,000 convenience stores and intends to continue penetration of the 98,000 stores currently comprising the convenience store industry.

     o A new piece pick distribution center was established near Chicago to supply the Clark Retail convenience store business.

o Positive net sales growth of 7.7 % for the third quarter compared to the same period last year. This is the highest gain since second quarter 1995.

o Over $1 billion in annualized gross new sales through the first three quarters of 2000, already exceeding the new sales goal for the entire year.

o Ten distribution center consolidations have been completed since the beginning of 1999 with the establishment of high volume, super-regional distribution centers, which take advantage of economies of scale and leverage the fixed costs associated with operating a distribution center.

o Distribution operations now consist of 22 case pick distribution centers and 9 piece pick distribution centers
  (3 convenience store and 6 general merchandise and specialty foods distribution centers).


Retail:

o The administrative consolidation for the company's mid-west retail chains was completed and over 100 positions were eliminated.

o One new conventional retail store was opened and 24 were closed/divested in the third quarter. Year-to-date, four stores were added and 65 stores have been closed/divested.

o The Yes!Less value retail prototype opened one additional store in the third quarter in Longview, Texas, bringing the total to four. Yes!Less stores feature very low prices for private label grocery products, a broad selection of low price general merchandise products and a special, periodic offering of deep discount "wow" specials.

o An agreement was signed to purchase two Food 4 Less stores, and another store will be opened in November. This will increase the number of Food 4 Less stores operated to 29 by year end.

o The review of strategic alternatives for the conventional retail business was substantially completed in the third quarter with the decision to reposition retail operations into growth formats.

  o The growth of the Food 4 Less division will be escalated by converting 15 of the conventional retail stores to this high-performance format. The Rainbow Foods division has shown significant improvements in sales and earnings. Consequently, 38 of these stores will be retained with two converted to the Food 4 Less type format.

  o Fleming is in discussions to sell 53 ABCO stores to other retailers and three will be converted to the Food 4
    Less type format.

  o Ten Sentry stores will be converted to the Food 4 Less type format and steps are being taken to sell the remaining
    24 stores to existing and new distribution customers.

  o The company is continuing to explore the alternatives for the 16 Baker's Supermarkets.

  o Fleming expects to retain a substantial level of the distribution business for these operations.

  o The Minneapolis distribution center will be dedicated to supplying the Rainbow operation and Minnesota independent retailer customers will be served from the LaCrosse and Superior divisions. This will bring even greater efficiencies of size of these divisions and allow the Minneapolis division to significantly improve productivity and profitability with reduced SKUs.


Support Services:
o The Customer Support Center in Dallas is up and running; the centralization of procurement is on going; and progress is being made on this important initiative.

o The establishment of the Shared Services Center is well underway in Oklahoma City and the consolidation of administrative functions such as accounting and information technology continues.




Fleming Companies, Inc.
1945 Lakepointe Drive, Box 299013
Lewisville, Texas    75029
www.fleming.com

NEWS RELEASE

Fleming Companies, Inc.   (NYSE:  FLM)
Consolidated Condensed Statements of Operations   For the 12 weeks ended September 30, 2000, and October 2, 1999
                                                          (In thousands, except per share amounts)
                                                      2000                                        1999
                                   Reported  Adjustments   Adjusted            Reported  Adjustments   Adjusted
                                                <F1>                                         <F1>
Net sales                         $3,288,102   ($8,327)  $3,279,775           $3,243,192   ($5,554)  $3,237,638
    % change                                                    1.3%

Costs and expenses:
    Cost of sales                  2,984,788   (10,969)   2,973,819            2,906,749    (2,743)   2,904,006
    Selling and administrative       258,103   (14,348)     243,755              291,990    (6,915)     285,075
    Interest expense                  40,111                 40,111               36,987                 36,987
    Interest income                   (6,322)                (6,322)              (7,075)                (7,075)
    Equity investment results          2,097       (31)       2,066                2,431       (30)       2,401
    Impairment/restructuring charge   83,356   (83,356)           0               36,151   (36,151)           0

        Total costs and expenses   3,362,133  (108,704)   3,253,429            3,267,233   (45,839)   3,221,394

Income (loss) before taxes           (74,031)  100,377       26,346              (24,041)   40,285       16,244
Taxes on income (loss)               (28,472)   39,792       11,320               (9,695)   15,311        5,616

Net income (loss)                   ($45,559)  $60,585      $15,026             ($14,346)  $24,974      $10,628


Earnings (loss) per share:
     Basic                            ($1.17)    $1.56        $0.39               ($0.37)    $0.65        $0.28
     Diluted                          ($1.17)                 $0.37               ($0.37)                 $0.27
     % change                                                  37.0%
Dividends paid per share               $0.02                  $0.02                $0.02                  $0.02
Weighted average shares outstanding:
     Basic                            38,902                 38,902               38,459                 38,459
     Diluted                          38,902                 40,364               38,459                 39,040


Additional information:
    Depreciation/amortization, net of
      amounts in interest expense    $38,070     ($350)     $37,720              $38,546                $38,546
    Goodwill amortization
      (included above)                $4,784                 $4,784               $4,697                 $4,697
    EBITDA <F2>                       $6,747   $99,996     $106,743              $56,598   $40,285      $96,883
                % of sales                                     3.25%                                       2.99%
                % change                                       10.2%
--------------

<F1>-Adjustments relate to the strategic plan which was announced in December,
     1998 and one-time adjustments.  One-time adjustments for 2000 include:
     an $8.6 million gain from the sale of a facility, $10.2 million in charges relating to closing certain company-owned retail stores, and $1.9 million net income from litigation settlements. The tax affect of these one-time adjustments was an expense of $1.3 million. The one-time adjustment for 1999 was a gain of $5.6 million from the sale of a facility with a related tax expense of $2.2 million. All remaining charges relate to the strategic plan which includes non-cash impairments of asset values and cash restructuring costs for severance, lease termination, real estate disposition costs for discontinued operations and other related expenses.

<F2>-EBITDA is earnings before interest expense, income taxes, depreciation and amortization, equity investment results, and LIFO charge ($500 in 2000 and $2,675 in 1999).

                                                         TABLE 1

Fleming Companies, Inc.   (NYSE:  FLM)
Segment Information                 For the 12 weeks ended September 30, 2000, and October 2, 1999
Income (Loss)                                  (In thousands, except per share amounts)
                                          2000                                        1999
                            Reported  Adjustments   Adjusted             Reported  Adjustments   Adjusted
Distribution

  Gross sales              $2,977,534     ($8,327) $2,969,207           $2,897,076     ($5,554) $2,891,522
  Intersegment elimination   (383,058)               (383,058)            (489,423)               (489,423)

      Net sales            $2,594,476     ($8,327) $2,586,149           $2,407,653     ($5,554) $2,402,099
             % change                                     7.7%

  Gross margin               $147,620     ($1,784)   $145,836             $148,344     ($3,628)   $144,716
     % of distribution
      gross sales                                        4.91%                                        5.00%
  Selling and administrative  (54,725)      1,599     (53,126)             (66,285)      5,431     (60,854)
     % of distribution
      gross sales                                       -1.79%                                       -2.10%
  Intersegment elimination    (13,359)                (13,359)             (13,723)                (13,723)

      Operating earning       $79,536       ($185)    $79,351              $68,336      $1,803     $70,139
             % of distribution
              net sales                                  3.07%                                        2.92%

      EBITDA                 $101,966       ($261)   $101,705              $90,493      $1,014     $91,507
             % of distribution
              net sales                                  3.93%                                        3.81%
             % change                                    11.1%


Retail

  Net sales                  $693,626                $693,626             $835,539                $835,539
     % change                                           -17.0%

  Gross margin               $160,929      $2,230    $163,159             $188,495        $813    $189,308
     % of retail sales                                  23.52%                                       22.66%
  Selling and administrative (168,461)     11,323    (157,138)            (197,981)        490    (197,491)
     % of retail sales                                 -22.65%                                      -23.64%
  Intersegment profit          13,359                  13,359               13,723                  13,723

      Operating earnings       $5,827     $13,553     $19,380               $4,237      $1,303      $5,540
             % of retail sales                           2.79%                                        0.66%

      EBITDA                 ($48,904)    $87,214     $38,310              ($6,805)    $33,937     $27,132
             % of retail sales                           5.52%                                        3.25%
             % change                                    41.2%


Support Services

      Operating earnings     ($40,152)     $3,622    ($36,530)            ($28,120)       $998    ($27,122)
             % of total
              company sales                             -1.11%                                       -0.84%

      EBITDA                 ($46,315)    $13,043    ($33,272)            ($27,090)     $5,334    ($21,756)
             % of total
              company sales                             -1.01%                                       -0.67%


                                                                   TABLE 2

Fleming Companies, Inc.   (NYSE:  FLM)
Consolidated Condensed Statements of Operations   For the 40 weeks ended September 30, 2000, and October 2, 1999
                                                            (In thousands, except per share amounts)
                                                      2000                                        1999
                                   Reported  Adjustments   Adjusted            Reported  Adjustments   Adjusted
                                                 <F1>                                         <F1>
Net sales                         $11,118,959  ($6,672)  $11,112,287          $11,057,800  ($5,530)  $11,052,270
        % change                                                0.5%

Costs and expenses:
    Cost of sales                 10,107,717   (46,300)  10,061,417            9,965,771   (15,471)   9,950,300
    Selling and administrative       891,784   (24,015)     867,769              955,550   (12,289)     943,261
    Interest expense                 131,659                131,659              127,240                127,240
    Interest income                  (25,167)               (25,167)             (23,319)               (23,319)
    Equity investment results          5,682      (315)       5,367                8,402      (119)       8,283
    Impairment/restructuring charge  146,514  (146,514)           0               79,356   (79,356)           0

        Total costs and expenses  11,258,189  (217,144)  11,041,045           11,113,000  (107,235)  11,005,765

Income (loss) before taxes          (139,230)  210,472       71,242              (55,200)  101,705       46,505
Taxes on income (loss)               (54,449)   84,692       30,243              (14,275)   32,864       18,589

Net income (loss)                   ($84,781) $125,780      $40,999             ($40,925)  $68,841      $27,916


Earnings (loss) per share:
     Basic                            ($2.19)    $3.25        $1.06               ($1.07)    $1.80        $0.73
     Diluted                          ($2.19)                 $1.03               ($1.07)                 $0.72
     % change                                                  43.1%
Dividends paid per share               $0.06                  $0.06                $0.06                  $0.06
Weighted average shares outstanding:
     Basic                            38,651                 38,651               38,256                 38,256
     Diluted                          38,651                 39,897               38,256                 38,597


Additional information:
    Depreciation/amortization, net of
      amounts in interest expense   $130,074   ($6,662)    $123,412             $119,799               $119,799
    Goodwill amortization
      (included above)               $15,857                $15,857              $15,218                $15,218
    EBITDA <F2>                     $134,085  $203,495     $337,580             $208,916  $101,705     $310,621
                % of sales                                     3.04%                                       2.81%
                % change                                        8.7%
---------------

<F1>-Adjustments relate to the strategic plan which was announced in December,
     1998 and one-time adjustments.  One-time adjustments for 2000 include:
     an $8.6 million gain from the sale of a facility, $10.2 million in charges relating to closing certain company-owned retail stores, and $1.9 million net income from litigation settlements. The tax affect of these one-time adjustments was an expense of $1.3 million. The one-time adjustment for 1999 was a gain of $5.6 million from the sale of a facility with a related tax expense of $2.2 million. All remaining charges relate to the strategic plan which includes non-cash impairments of asset values and cash restructuring costs for severance, lease termination, real estate disposition costs for discontinued operations and other related expenses.

<F2>-EBITDA is earnings before interest expense, income taxes, depreciation and amortization, equity investment results, and LIFO charge ($5,900 in 2000 and $8,675 in 1999).

                                                                  TABLE 3

Fleming Companies, Inc.  (NYSE: FLM)
Segment Information                    For the 40 weeks ended September 30, 2000, and October 2, 1999
Income (Loss)                                (In thousands, except per share amounts)
                                          2000                                        1999
                            Reported   Adjustments   Adjusted            Reported   Adjustments   Adjusted
                                                                                    (C>
Distribution

  Gross sales              $9,970,072     ($6,672) $9,963,400           $9,880,954     ($5,530) $9,875,424
  Intersegment elimination (1,366,991)             (1,366,991)          (1,670,824)             (1,670,824)

      Net sales            $8,603,081     ($6,672) $8,596,409           $8,210,130     ($5,530) $8,204,600
             % change                                     4.8%

  Gross margin               $449,284     $21,843    $471,127             $468,090      $2,797    $470,887
     % of distribution gross
       sales                                             4.73%                                        4.77%
  Selling and administrative (177,400)      2,286    (175,114)            (207,229)      7,361    (199,868)
     % of distribution gross
       sales                                            -1.76%                                       -2.02%
  Intersegment elimination    (47,753)                (47,753)             (47,338)                (47,338)

      Operating earnings     $224,131     $24,129    $248,260             $213,523     $10,158    $223,681
             % of distribution
               net sales                                 2.89%                                        2.73%

      EBITDA                 $270,354     $52,280    $322,634             $257,018     $37,376    $294,394
             % of distribution
               net sales                                 3.75%                                        3.59%
             % change                                     9.6%


Retail

  Net sales                $2,515,878              $2,515,878           $2,847,670              $2,847,670
     % change                                           -11.7%

  Gross margin               $576,921      $8,799    $585,720             $636,156      $7,126    $643,282
     % of retail sales                                  23.28%                                       22.59%
  Selling and administrative (589,239)     13,720    (575,519)            (662,263)      3,130    (659,133)
     % of retail sales                                 -22.88%                                      -23.15%
  Intersegment profit          47,753                  47,753               47,338                  47,338

      Operating earning       $35,435     $22,519     $57,954              $21,231     $10,256     $31,487
             % of retail sales                           2.30%                                        1.11%

      EBITDA                   $6,049    $114,245    $120,294              $46,984     $49,279     $96,263
             % of retail sales                           4.78%                                        3.38%
             % change                                    25.0%


Support Services

      Operating earning     ($140,108)    $16,995   ($123,113)            ($98,275)     $1,816    ($96,459)
             % of total
             company sales                              -1.11%                                       -0.87%

      EBITDA                ($142,318)    $36,970   ($105,348)            ($95,086)    $15,050    ($80,036)
             % of total
             company sales                              -0.95%                                       -0.72%


                                                        TABLE 4

Fleming Companies, Inc. (NYSE: FLM)
Analysis of Impairment and Restructuring Charges
(In millions, except per share amounts)
                          1998                 1999                                    2000                            Total for yrs
                       Full Year Qtr 1  Qtr 2  Qtr 3  Qtr 4 Full Year Qtr 1   Qtr 2   Qtr 3   Qtr 4 Full Year 2001 2002 1998 - 2002
Impairment of Assets
  Goodwill                 $372    $22     $0    $14      $0    $36      $0      $0      $3      $0     $3     $0     $0    $411
  Other assets              218      2      1     16       7     26       2       1      78       0     81      0      0     325
    Total impairment
     of assets              590     24      1     30       7     62       2       1      81       0     84      0      0     736

Other restructuring charges  63     13      5      6      17      41      41      20       2       2    65     14      3     186

Total impairment and
  restructuring charges     653     37      6     36      24     103      43      21      83       2   149     14      3     922

Other periodic disposition and
  exit costs affecting:
    Net sales                 0      0      0      0       0       0       0       1       1       0     2      0      0       2
    Cost of sales             9      6      7      3       2      18      13      22      11       6    52      5      1      85
    Selling and
     administrative           6      3      3      6       4      16       8       2       6       7    23      1      0      46
      Total                  15      9     10      9       6      34      21      25      18      13    77      6      1     133

Total charges before taxes  668     46     16     45      30     137      64      46     101      15   226     20      4   1,055<F1>

Income tax benefit          125     14      4     17      10      45      26      19      41       6    92      8      2     272

Total charges after taxes  $543    $32    $12    $28     $20     $92     $38     $27     $60      $9  $134    $12     $2    $783

Negative effect on EPS    $14.33  $0.84  $0.31  $0.73   $0.50   $2.39   $0.98   $0.71   $1.53   $0.23 $3.45   $0.30  $0.06 $20.53

Non-cash charges (pre-tax) $594    $29     $6    $35      $9     $79     $12      $6     $85      $0  $103     $0     $0    $776
Cash Charges (pre-tax)       74     17     10     10      21      58      52      40      16      15   123     20      4     279
  Total                    $668    $46    $16    $45     $30    $137     $64     $46    $101     $15  $226    $20     $4  $1,055

Cash Expended               $10    $16    $16    $10     $15     $57     $35     $46     $26     $22  $129    $32    $21    $249
---------------

<F1>-Net increase of $82 million from $973 million at the end of the second quarter is due to the impairment of long-lived assets for ABCO and Sentry stores ($76 million) to be sold or converted and changes in estimates ($6 million) for impairment and restructuring charges and disposition costs.

                                                                     Table 5